June 10, 1997


Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017

Gentlemen:

      We have acted as counsel to Granite Broadcasting Corporation, a Delaware corporation (the "Company"), in connection with registration of 153,241 shares of 12 3/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share, of the Company (the "New Preferred Stock"), pursuant to the Company's Registration Statement on Form S-4, File No. 333-24907 (as amended, the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), and the proposed exchange offer by the Company of the New Preferred Stock to the holders of the Company's outstanding 153,241 shares of 12 3/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share, previously sold pursuant to Rule 144A (the "Old Preferred Stock"). The New Preferred Stock is exchangeable, at the Company's option, for the Company's 12 3/4% Exchange Debentures due 2009 (the "Exchange Debentures"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meaning set forth in the Registration Statement or the Accord identified in the following paragraph hereof.

      Our opinion is premised upon the accuracy of all factual statements made in the Exchange Offer and the underlying documents cited therein, and upon the completion of the transaction in the manner contemplated in the Exchange Offer. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal laws of the United States and the laws of the States of Delaware and New York. This firm is a registered
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Granite Broadcasting Corporation
June 10, 1997
Page 2

limited liability partnership organized under the laws of the State of Texas.

      In preparing this opinion letter, we have examined the Registration Statement and have made such other factual and legal investigations as we considered necessary or appropriate for the purpose of this opinion. In addition, we have examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of the Company as we have deemed necessary or appropriate in the circumstances. In addition to the assumptions set forth in Section 4 of the Accord, we have relied upon factual representations made to us by the Company.

      Based upon such examination and review, and subject to the limitations and qualifications set forth herein, we are of the opinions that:

      1. Shares of the New Preferred Stock proposed to be exchanged for the shares of the Old Preferred Stock by the Company will be, when so exchanged, duly authorized and issued, fully paid and non-assessable, subject to the Registration Statement becoming effective under the Securities Act and to compliance with any applicable state securities laws.

      2. The Exchange Debentures have been duly authorized for issuance, and upon issuance thereof in exchange for shares of Preferred Stock, in accordance with the terms of the Third Amended and Restated Certificate of Incorporation of the Company, as amended, and the Exchange Indenture, and assuming due authentication by the Trustee, will constitute valid and binding obligations of the Company enforceable against the Company in accordance their terms except:
(a) as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights and remedies generally or by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity, or by the discretion of the court before which any proceeding therefor may be brought; and
(b) that we express no opinion as to the enforceability of the waiver as to stay, extension or usury laws.

      The General Qualifications apply to the opinion set forth above. In addition to the General Qualifications, we express no
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Granite Broadcasting Corporation
June 10, 1997
Page 3

opinion as to the enforceability of any provisions contained in the Registration Statement, Exchange Debentures or the Exchange Indenture purporting to: (i) allow the acceleration of the maturity of any indebtedness or the exercise of any other rights without notice to the person or entity signatory thereto or bound thereby; (ii) restrict access to legal or equitable remedies (including, without limitation, proper jurisdiction and venue); (iii) establish evidentiary standards; or (iv) waive the benefits of any statute of limitation. In addition, the enforceability of the rights to indemnification contained in the Exchange Indenture may be limited by Federal laws, New York or Delaware State laws or the policies underlying such laws. We note that the Trust Indenture Act provides that certain provisions of the Trust Indenture Act are automatically included in the Exchange Indenture unless expressly excluded. To the extent that the Exchange Indenture does not expressly exclude or waive such provisions of the Trust Indenture Act, such provisions may supersede or override similar provisions in the Exchange Indenture.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. We do not consent to any reference to this opinion letter in any other document. We express no opinion with respect to the merits of an investment in the Company or participation in the Exchange Offer.

                              Very truly yours,


                              AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.